Exhibit 99.1

Lilly and Nektar Therapeutics Announce Alliance to Develop and Commercialize

NKTR-358, A Novel Autoimmune Therapy

INDIANAPOLIS & SAN FRANCISCO — Eli Lilly and Company (NYSE: LLY) and Nektar Therapeutics (NASDAQ: NKTR) have announced a strategic collaboration to co-develop NKTR-358, a novel immunological therapy discovered by Nektar. NKTR-358, which achieved first human dose in Phase 1 clinical development in March of 2017, has the potential to treat a number of autoimmune and other chronic inflammatory conditions.

NKTR-358 is a potential first-in-class resolution therapeutic that may address an underlying immune system imbalance in patients with many autoimmune conditions. It targets the interleukin (IL-2) receptor complex in the body in order to stimulate proliferation of powerful inhibitory immune cells known as regulatory T cells. By activating these cells, NKTR-358 may act to bring the immune system back into balance. This could lead to a profound clinical impact and healthy organ function in autoimmune conditions.

“We look forward to working with Nektar to study this novel approach to treating a number of autoimmune conditions,” said Thomas F. Bumol, Ph.D., Senior Vice President of Biotechnology and Immunology Research at Lilly. “NKTR-358 is an exciting addition to our immunology portfolio and reinforces Lilly’s commitment to sustain a flow of innovative medicines in our pipeline.”

Under the terms of the agreement, Nektar will receive an initial payment of $150 million and is eligible for up to $250 million in additional development and regulatory milestones. Lilly and Nektar will co-develop NKTR-358 with Nektar responsible for completing Phase 1 clinical development. The parties will share Phase 2 development costs 75 percent Lilly and 25 percent Nektar. Nektar will have the option to participate in Phase 3 development on an indication-by-indication basis. Nektar has the opportunity to receive double-digit royalties that increase commensurate with their Phase 3 investment and product sales. Lilly will be responsible for all costs of global commercialization. Nektar will have an option to co-promote in the U.S. under certain conditions.

“We are very pleased to enter into this collaboration with Lilly as they have strong expertise in immunology and a successful track record in bringing novel therapies to market,” said Howard W. Robin, Nektar’s President and Chief Executive Officer. “Importantly, this agreement enables the broad development of NKTR-358 in multiple autoimmune conditions in order to achieve its full potential as a first-in-class resolution therapeutic.”

This transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Subject to the closing of this transaction, Lilly expects to incur an acquired in-process research and development charge to earnings in 2017 of approximately $0.09 per share. The company’s reported earnings per share guidance in 2017 is expected to be reduced by the amount of the charge. There will be no change to the company’s non-GAAP earnings per share guidance as a result of this transaction.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels.

About Nektar Therapeutics
Nektar Therapeutics is a research-based biopharmaceutical company whose mission is to discover and develop innovative medicines to address the unmet medical needs of patients. Our R&D pipeline of new investigational medicines includes treatments for cancer, auto-immune disease and chronic pain. We leverage Nektar’s proprietary and proven chemistry platform in the discovery and design of our new therapeutic candidates. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

C-LLY

Lilly Forward-Looking Statement
This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the benefits of a strategic alliance between Lilly and Nektar Therapeutics, and the potential benefits of NKTR-358, and reflects Lilly’s current beliefs. However, as with any such undertaking, there are substantial risks and uncertainties in the process of drug development and commercialization. Among other things, there can be no guarantee that Lilly will realize the expected benefits of the collaboration, or that NKTR-358 will yield commercially successful products. For a further discussion of these and other risks and uncertainties that could cause actual results to differ from Lilly’s expectations, please see Lilly’s most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

Nektar Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements which can be identified by words such as: “potential,” “plan,” “expect,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: (i) the therapeutic and commercial potential of NKTR-358; (ii) development plans related to NKTR-358; and (iii) the potential of our technology and drug candidates in our research and development pipeline.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) NKTR-358 is in early-stage clinical development and the risk of failure remains high and failure can unexpectedly occur; (ii) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to many factors; (iii) patents may not issue from our patent applications for NKTR-358, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (iv) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q with the Securities and Exchange Commission on May 10, 2017. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.